Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-217276 on Form S-3 and Registration Statements No. 333-38887, No. 333-66049 and No. 333-109894 on Form S-8 of Riverview Bancorp, Inc. of our report dated June 5, 2017, with respect to the consolidated financial statements of Riverview Bancorp, Inc. and Subsidiary (collectively, "Riverview"), and the effectiveness of Riverview's internal control over financial reporting, included in Riverview's Annual Report (Form 10-K) for the year ended March 31, 2017.

/s/ Delap LLP

Lake Oswego, Oregon
June 5, 2017